                                                                    EXHIBIT 99.1


SALTON STRATEGIC COST INITIATIVES DELIVER FIRST QUARTER PROFIT


                REVENUES INCREASE 19.2% FUELED BY INTERNATIONAL SALES


LAKE FOREST, Ill., November 6 /PRNewswire-FirstCall/ -- Salton, Inc.
(NYSE: SFP-) announced today its results for the first fiscal quarter ended September 28, 2003. The Company reported net sales of $238.5 million for the quarter versus $200.1 million for the same period in fiscal 2003. The increase in net sales was due primarily to continued expansion of the company's international operations that offset a net 10% revenue decline in the U.S. The international expansion resulted primarily from the Company's inclusion of sales of Amalgamated Appliance Holdings Limited ("AMAP") as a result of the Company increasing its ownership interest in AMAP to 52.6% on May 16, 2003 as well as increased sales in Australia. Salton reported net income of $741,000, or $0.07 per share ($0.05 per diluted share), versus net income of $3.9 million or $0.35 per share ($0.26 per diluted share) for the first quarter of fiscal 2003. Gross profit margins were lower than the same period in 2003, due largely to price reductions ahead of product cost reductions, which were announced in the third quarter of 2003. As projected, gross profit margins improved from 22.5% of net sales in the fourth quarter of 2003, to 26.9% of net sales in the first quarter of 2004 primarily due to the ongoing realization of lower product acquisition costs.

"While the retail environment remains challenging, we are encouraged by our continued expansion and growth in our international operations," said Leonhard Dreimann, Chief Executive Officer of Salton, Inc. "We were able to return to profitability during the quarter primarily as a result of U.S. margin improvements as our lower sourcing costs aligned more with our initiatives to reduce selling prices in 2003. Our transition to lower sourcing costs is expected to be completed by the middle of the current quarter, which should help margins return to more normalized levels."

Business Outlook

"We believe with the results of the first quarter, we are positioning the Company well for an economic recovery, and further gains in gross margins and profitability in the near future" said Mr. Dreimann. "We have significantly lowered our acquisition costs for many of our product lines, positioning us to capture market share without reducing margins. Our international expansion and results were quite strong. We believe that we are in the early stages of many promising markets such as Australia, where sales have increased from $3.5 million just two years ago to what we expect to be over $30 million this fiscal year. Expansion in Europe, opening a Salton Branch in Brazil as well as distribution agreements in India and China will provide further growth for the Company. The Company commenced initial shipments of the Melitta One:One(TM) single-cup pod-operated coffee maker and the Westinghouse Beyond(TM)Unplugged(TM) upright vacuum cleaner. Both of these products had good sell-ins to retailers, and we have recently begun our announced aggressive ad campaigns in support. We also continue to invest aggressively in research and development to maintain our reputation as an innovator in household products."

The Company will host a conference call at 9 a.m. today. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer, and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer, will host the call. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. There will be a playback available beginning two hours after the call is completed until midnight, November 8. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally.

This call is being webcast and can be accessed at Salton's web site at www.saltoninc.com The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives". The call is also available at http://audioevent.mshow.com/126510 The webcast can be accessed until November 8, 2003.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). We believe our strong market position results from our well-known brand names, our high quality and innovative products, our strong relationships with our customer base and our focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely


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development, introduction and customer acceptance of the Company's products;
dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

                                        SALTON, INC.
[SALTON LOGO]                   CONSOLIDATED BALANCE SHEET
                                SEPTEMBER 2003 - FY04
                                (DOLLARS IN THOUSANDS)




                                                              Unaudited
ASSETS                                                      September 2003     June 2003
CURRENT ASSETS:
          Cash                                                  53,693            53,102
          Accounts Receivable, net                             242,742           198,511
          Inventories, net                                     252,804           217,317
          Prepaid expense and other current assets              16,151            13,225
          Prepaid income taxes                                   3,494             9,606
          Deferred tax asset                                    12,874            12,825
                                                               -------------------------

              TOTAL CURRENT ASSETS                             581,758           504,586

Net Property, Plant and Equipment                               71,982            69,970

Patents and trademarks                                         192,335           191,963
Cash in escrow for Pifco loan notes                              5,010             4,978
Goodwill                                                        27,029            26,953
Other assets, net                                               13,292            13,922
                                                               -------------------------
TOTAL ASSETS                                                   891,406           812,372
                                                               =========================


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt               6,639            27,911
   Accounts payable                                            109,356            73,548
   Accrued expenses                                             62,907            54,613
                                                               -------------------------
       TOTAL CURRENT LIABILITIES                               178,902           156,072

Non-current deferred tax liability                               8,618             8,311
Term loan, revolver, & other notes payable                     127,887            76,992
Senior subordinated notes due 2005                             125,000           125,000
Senior subordinated notes due 2008, including an adjustment
   of $11,456 and $12,081 to the carrying value related to
   interest rate swap agreements, respectively                 160,332           160,896
Other long term liabilities                                     17,204            16,240
                                                               -------------------------
       TOTAL LIABILITIES                                       617,943           543,511
Minority Interest                                               16,172            14,957
STOCKHOLDERS' EQUITY:
       TOTAL STOCKHOLDERS' EQUITY                              257,291           253,904
                                                               -------------------------
   TOTAL LIABILITIES AND STOCKHOLDER EQUITY                    891,406           812,372
                                                               =========================

                                              SALTON, INC.
[SALTON LOGO]                       CONSOLIDATED STATEMENT OF INCOME
                                               UNAUDITED





(IN THOUSANDS EXCEPT SHARE DATA)                                       13 WEEKS ENDED
                                                             SEPT 27, 2003       SEPT 28, 2002
                                                             ---------------------------------
NET SALES                                                    $     238,539       $     200,052

Cost of Sales                                                      157,956             119,811
Total Distribution Expense                                          16,400              13,900
                                                             ---------------------------------
GROSS PROFIT                                                        64,183              66,341
Intangible Impairment Loss                                               0                 800
Total Selling, General & Administrative                             51,792              49,294
                                                             ---------------------------------
OPERATING INCOME                                                    12,391              16,247
Interest Expense                                                     9,678              10,007
FMV adjustment on Derivatives                                            0                 267
                                                             ---------------------------------
INCOME BEFORE TAXES                                                  2,713               5,973
                                                             ---------------------------------
Income Taxes                                                           882               2,073
Minority Interest - AMAP                                             1,090                   0
                                                             ---------------------------------
NET INCOME                                                   $         741       $       3,900
                                                             =================================
WEIGHTED AVG COMMON SHARES OUTSTANDING                          11,187,155          11,062,162
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                        15,099,949          14,876,165

NET INCOME PER COMMON SHARE: BASIC                           $        0.07       $        0.35
NET INCOME PER COMMON SHARE: DILUTED                         $        0.05       $        0.26